EXHIBIT 99.2




  DELTA PETROLEUM CORPORATION
  Aleron H. Larson, Jr., Chairman
  Roger A. Parker, President and CEO
  Kevin K. Nanke, CFO
  475 17th Street, Suite 1400
  Denver, Colorado 80202


  For Immediate Release


                   DELTA PETROLEUM CORPORATION AND TIPPERARY
                   CORPORATION TO SELL EACH OTHER PROPERTIES


     DELTA SCHEDULES SHAREHOLDER MEETING FOR VOTE ON CASTLE ACQUISITION


  DENVER, Colorado (May 8, 2002) - Delta Petroleum Corporation (NASDAQ:
  "DPTR"); (FRANKFURT STOCK EXCHANGE: "DPE"), an independent energy exploration and development company, today announced that the company has agreed to sell all of its undivided interests in the Authorities to Prospect (ATPs) covering lands in Queensland, Australia to Tipperary Corporation (AMEX: "TPY") for a cash consideration of $4.8 million, 250,000 unregistered shares of Tipperary common stock, and the assumption by Tipperary of certain other obligations relating to the property (not to exceed $600,000). Closing of the transaction is expected to occur on or before May 24, 2002.

  At the time of closing, Delta will purchase from Tipperary all of its interests in the West Buna Field, in Hardin and Jasper counties, Texas, for $4.1 million in cash. According to a reserve report filed by Tipperary as of December 31, 2002, the West Buna Field properties contained total proved natural gas equivalent reserves of approximately
  4.3 billion cubic feet, with a reserve value, discounted at 10%, of approximately $5.8 million.

  "We believe the sale of our interests in the Australian coalbed methane play is consistent with our strategy of building Delta Petroleum into a sizeable domestic exploration and development company," commented Roger Parker, Chief Executive Officer of Delta Petroleum Corporation. "As a near-term result of this transaction, our operating cash flows are expected to improve by approximately $150,000 per month based upon current prices. Longer term, we believe that additional value can be achieved from the West Buna properties through the drilling of additional wells."


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  Delta Petroleum also announced that the necessary SEC review of its proxy materials has been completed, and the Company has set a date of May 30, 2002 for a shareholder's meeting. At the meeting, shareholders will vote upon approval of the issuance of 9,566,000 new shares to Castle Energy Corporation as part of the purchase price consideration being given to Castle to acquire all of its domestic oil and gas properties. If the Castle transaction is approved by a majority of voting shareholders, Delta will close on the purchase of Castle's properties on May 31, 2002.

  The properties to be acquired from Castle consist of interests in approximately 525 producing wells in fourteen (14) states, plus associated undeveloped acreage, with proved reserves of approximately 62 BCF of gas equivalent (BCFE), of which proved developed producing reserves approximate 32 BCFE.

  "Following the anticipated completion of our purchase of the Castle Energy properties, Delta's proved reserves will increase to approximately 80 BCFE" noted Parker.

  "The acquisition of Castle's domestic oil and gas properties will more than double Delta's daily production, to approximately 3,400 barrels of oil equivalent (BOE), with the actual daily production approximately 50% oil and 50% gas. We believe this provides Delta with a broad, strong base upon which we can build a much larger company in coming years," concluded Parker.

  Delta Petroleum Corporation is an oil and gas exploration and development company based in Denver, Colorado. The Company has producing properties in California, Colorado, New Mexico, North Dakota, Oklahoma, Texas, Wyoming and interests in one producing federal unit and four undeveloped units located in federal waters offshore California near Santa Barbara. Its common stock is traded on NASDAQ under the symbol "DPTR" and on the Frankfurt Stock Exchange under the symbol "DPE".

  Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the costs of exploring and developing new oil and natural gas reserves, the price for which such reserves can be sold, environmental concerns effecting the drilling of oil and natural gas wells, as well as general market conditions, competition and pricing. Please refer to the Company's Securities and Exchange Commission filings for additional information.

  For further information contact the company at (303) 293-9133 or via email at info@deltapetro.com

                                   OR

  RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via email at info@rjfalkner.com

  SOURCE:   Delta Petroleum Corporation